Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC.

ANNOUNCES NEW MORTGAGE BANKING DIRECTOR

Jeffersonville, IN – March 16, 2021. First Savings Financial Group, Inc. (NASDAQ: FSFG), the holding company for First Savings Bank (the “Bank”), is pleased to announce that Brian Simon, CMB, joined the Bank as the Senior Vice President, Mortgage Banking Director on March 1, 2021. In this role, Mr. Simon is responsible for all day-to-day operations and strategic execution of the Bank’s mortgage banking business. Most recently, Mr. Simon was an executive at Altisource and served as President of the Lenders One, Trelix and Castleline business units. Previously, he held C-level leadership positions at some of the nation’s largest and most successful mortgage companies in the industry, including Chief Operating Officer of New Penn Financial (now known as New Rez), Chief Executive Officer of Caliber Home Loans and Chief Operating Officer of Freedom Mortgage. Mr. Simon has served on the advisory boards of both the Fannie Mae and Freddie Mac, holds the prestigious Certified Mortgage Banker designation, and has been voted one of the top one hundred mortgage banking executives in the industry.

The Bank operates fifteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Marengo, Salem, Odon and Montgomery. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.fsbbank.net.

Contact:

Larry W. Myers

President and CEO

(812) 283-0724